                                                                 Exhibit 99.1

              KeraVision, Inc. Press Release dated July 23, 1998

KeraVision Reports
Second Quarter Results

KeraVision "Ring" selected for review under new FDA pilot program

FREMONT, CA (July 23, 1998) -- KeraVision, Inc. (Nasdaq: KERA), whose myopia product has been selected for FDA review under a new pilot program for proposed new medical technologies, today reported financial results for the second quarter ended June 30, 1998. Revenues totaled $112,000 for the quarter and $264,000 for the first six months on sales of the KeraVision (Registered Trademark) Ring compared to $114,000 and $170,000 for the same periods a year ago.

Net loss for the quarter was $5.6 million versus $5.3 million for the second quarter in 1997. The increase in losses was primarily due to costs of expanded patent coverage for KeraVision technologies and to market-development investments, including in Canada. The net loss per share applicable to common stockholders was 65 cents. This per share calculation includes the effect of a deemed dividend of $2.6 million to preferred stockholders as part of a recently completed financing.

The company announced that in the second quarter it was notified by the FDA that its first potential product, the KeraVision Ring for myopia, will be reviewed under a new FDA pilot program. The program, which was instituted as part of the FDA's modernization efforts, is aimed at streamlining the review of premarket approval (PMA) applications for new medical devices.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "We believe this new FDA review process can be an improvement, and we are delighted to be selected as one of the first medical technology companies to demonstrate its viability. Potentially, the KeraVision Ring will create a new category of vision correction, as different from existing vision surgeries as contact lenses are different from eyeglasses."

The FDA's new "modular" pilot program allows participating companies to apply for premarket approval by submitting sections as soon as they are completed instead of all at once, enabling the FDA to begin evaluating applications sooner.

Other Developments

In a separate news release today, the company announced that David F. Heniges, a 23-year veteran of Johnson & Johnson Co, has been appointed vice president-Europe with responsibilities for market-development programs in Germany, France and several other European Union countries. He succeeds Patrick Sabaria who will be leaving the company.

Major second quarter developments included:

 .   In May, regulatory approval was received in Canada to sell the KeraVision
Ring for treating -1.0 to -5.0 diopters of myopia, the most common range of nearsightedness. The company said it would initiate efforts at a limited number of surgical sites across Canada, to be followed in the fourth quarter by a broader geographic distribution. Since then, surgeon training has begun and a concentrated program has been initiated to help key surgeons develop their KeraVision Ring practice.

 .   In June, a private placement of convertible preferred stock was completed, with gross proceeds to the company of $18 million. The offering involved a limited group of institutional investors led by the Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette Securities Corp., and which included, among others, Johnson & Johnson Development Corporation.

KeraVision, founded in 1986, is pioneering a new approach to treating common vision problems, one that seeks to reshape the cornea by surgically adding materials rather than cutting or removing tissue like other surgical methods. The company believes its approach will be an alternative to eyeglasses and contacts and to vision surgeries that permanently alter the eye's central optical zone. In addition to treating nearsightedness, KeraVision's patented core technology is being developed to potentially treat farsightedness (hyperopia) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended March 31, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510)353-3000
Media:  Mick Taylor (510)353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510)353-3030

www.keravision.com
"Fax on Demand"
(800)448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries

                     Consolidated Statements of Operations
                     -------------------------------------
                     (in thousands except per share amount)

                                                            THREE MONTHS                      SIX MONTHS
                                                            ENDED JUNE 30,                   ENDED JUNE 30,
                                                        -----------------------         ------------------------
                                                          1998           1997             1998            1997
                                                        -----------------------         ------------------------
                                                              (UNAUDITED)                     (UNAUDITED)
Net sales                                                $   112        $   114        $     264     $     170
Cost and expenses:
Cost and sales and manufacturing expenses                    989            974            1,949         1,744
Research and development                                   3,113          3,033            6,016         5,406
Selling, general and administrative                        1,740          1,700            3,652         3,079
                                                         -------        -------         --------       -------
Total costs and expenses                                   5,842          5,707           11,617        10,229
                                                         -------        -------         --------       -------
Operating loss                                            (5,730)        (5,593)         (11,353)      (10,059)

Interest income, net                                          86            292              179           668
                                                         -------        -------         --------       -------
Net Loss                                                  (5,644)        (5,298)         (11,174)       (9,391)

Deemed dividend on preferred stock                        (2,611)            --           (2,611)           --
                                                         -------        -------         --------       -------
Net loss applicable to Common Stockholders               $(8,255)       $(5,298)        $(13,785)      $(9,391)
                                                         =======        =======         ========       =======
Basic and diluted net loss per share
 applicable to Common Stockholders                       $ (0.65)       $ (0.42)        $  (1.09)      $  (.75)
                                                         =======        =======         ========       =======
Shares used in calculation of net loss per share          12,673         12,532           12,655        12,495


                     Condensed Consolidated Balance Sheet
                     ------------------------------------
                                (in thousands)


                                                    JUNE 30,                      DECEMBER 31,
                                                      1998                            1997
                                                  -----------                     ------------
                                                  (UNAUDITED)                          *
Current assets:
Cash and cash equivalents                           $ 7,262                          $ 2,574
Available-for-sale investments                       13,946                           11,539
Prepaid expenses and other current assets               913                            1,265
                                                    -------                          -------

Total current assets                                 22,121                           15,378

Property and equipment, net                           2,121                            1,869
Other assets                                             98                               98
                                                    -------                          -------

Total assets                                        $24,340                          $17,345
                                                    =======                          =======

Current liabilities                                 $ 5,037                          $ 3,558
Capital lease obligations - noncurrent                  770                              850
Redeemable Convertible Series B Preferred Stock      16,760                               --
Total stockholders' equity                            1,773                           12,937
                                                    -------                          -------

Total liabilities and total stockholders' equity    $24,340                          $17,345
                                                    =======                          =======
*-Derived from audited financial statements

KeraVision and ICR are
registered trademarks